Contacts:

David M. Howard
President and CEO
Christopher P. Breakiron
Chief Financial Officer
Insurance Management Solutions Group
(877) 711-4674


                      INSURANCE MANAGEMENT SOLUTIONS GROUP
                        ANNOUNCES COST-CUTTING MEASURES



         ST. PETERSBURG, Florida, February 14, 2001 - Insurance Management Solutions Group, Inc. (Nasdaq: INMG), a provider of business process outsourcing ("BPO") solutions serving insurance companies and financial institutions, today announced that it has cut 53 jobs, constituting approximately 10% of its total workforce. The reductions will represent savings of approximately $1.7 million in annual payroll and should have an immediate positive impact on the Company's cash flow. The reductions, which involved primarily information technology and claims administration, occurred in areas where processes could be combined to reduce overall expenses. The Company also announced that it is exploring various other measures for reducing costs, including further reducing its sales and marketing expenses and re-evaluating its total space requirements in order to reduce total rent expenses.

         The reductions in personnel and other cost-cutting measures, coupled with a much narrower focus of its business process outsourcing service offerings for the foreseeable future, are intended to enable the Company to focus on profitability. By leveraging its existing structure in policy and claims administration and by instituting greater control of time and costs related to IT development, the Company will be able to bring new clients on more rapidly.

         David M. Howard, President and Chief Executive Officer of Insurance Management Solutions Group, Inc. ("IMSG"), commented, " we plan to continue to look at our cost structure in all areas to determine where automation can play a larger role in creating efficiencies that ultimately reduce operating costs."

         Insurance Management Solutions Group, Inc., (www.outsourceimsg.com), including its subsidiaries, is a provider of business process outsourcing solutions serving insurance companies and financial institutions nationwide. The Company offers a complete menu of policy and claims administration services as well as financial and statistical reporting, flood hazard determinations, training, and marketing support.

Certain statements contained in this press release, including statements regarding the impact of certain cost-cutting measures on the Company's cash flow and profitability and the Company's ability to further reduce expenses, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, uncertainties regarding the market, acceptance of the Company's new service offerings, difficulties in developing new technological solutions for current and prospective customers, difficulties in obtaining new customers and retaining existing customers, difficulties in achieving expected expense reductions as a result of management initiatives, and those risks and uncertainties discussed in filings made by the Company with the Securities and Exchange Commission, including those risks and uncertainties contained under the heading "Item 1 Business Risk Factors" in the Company's Annual Report on Form 10-K, for the year ended December 31, 1999, as filed with the Securities and Exchange Commission.


                                     # # #